EXHIBIT 4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-282651 on Form S-8 and to the use of our reports dated February 26, 2025 relating to the consolidated combined financial statements of Granite Real Estate Investment Trust and its subsidiaries (collectively, “Granite” or the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting appearing in this Annual Report on Form 40-F for the year ended December 31, 2024.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
February 26, 2025